Exhibit 99.1

Safeguard Scientifics Announces Second Quarter 2010 Financial Results

2010 Aggregate Partner Company Revenue Guidance Increased, Expected to be between $325 Million and $350 Million;

Live Conference Call and Webcast Scheduled for 9am EDT Today at www.safeguard.com/results

WAYNE, Pa.--(BUSINESS WIRE)--July 29, 2010--Safeguard Scientifics, Inc. (NYSE:SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that aggregate revenue of its partner companies for the three months ended June 30, 2010 was $91.6 million, up 47% from $62.3 million for the same partner companies in the same period of 2009. For the six months ended June 30, 2010, the aggregate partner company revenue was $176.9 million, up 45% from $121.8 million for the same partner companies for the same period of 2009. Revenue for Safeguard’s cost and equity method partner companies is reported on a one-quarter lag basis.

As a result of this growth, Safeguard has increased its 2010 aggregate partner company revenue guidance to a range of $325 million to $350 million, up from a range of $300 million to $325 million. For life sciences partner companies, aggregate revenue for 2010 is expected to be between $218 million and $238 million. For technology partner companies, revenue is expected to be between $107 million and $112 million. Aggregate revenue for all partner companies for 2007, 2008 and 2009 of $100 million, $179 million and $262 million, respectively, has been adjusted to include revenue for those periods related to the addition of new partner companies in 2009.

“The continued steady growth and maturation of Safeguard’s life sciences and technology partner companies is exciting to see,” said Peter J. Boni, Safeguard President and Chief Executive Officer. “Over the course of the next year, we anticipate several potential exit opportunities involving some of our more mature partner companies. Yet, significant volatility in capital markets during the second quarter continues to remind us about the importance of maintaining our focus on both day-to-day tactical execution and longer term strategic goals — to continue to build value and achieve Safeguard’s risk-adjusted return-on-capital targets.”

Safeguard’s second quarter consolidated net income from continuing operations attributable to common shareholders was $2.9 million, or $0.14 per share, compared with net income of $146.2 million, or $7.21 per share, for the same period of 2009. For the six months ended June 30, 2010, consolidated net loss from continuing operations attributable to common shareholders was $18.8 million, or $0.92 per share, versus net income of $136.3 million, or $6.72 per share, in the same 2009 period. The quarter’s income was principally due to a $14.1 million unrealized gain on the mark-to-market of Safeguard’s holdings in Clarient, partially offset by corporate expenses and equity losses related to partner companies.

Stephen T. Zarrilli, Senior Vice President and Chief Financial Officer, said Safeguard’s financial and investment strategies for 2010 permit both the support of existing partner companies as well as select capital deployment in new opportunities. “We will continue to evaluate opportunities to add to our stable of growth enterprises in both the life science and technology areas,” he said.

LIFE SCIENCES PARTNER COMPANIES HIGHLIGHTS

Advanced BioHealing, Inc. (ABH), a profitable regenerative medicine company, achieved more than 50% enrollment during the second quarter in the company’s international venous leg ulcer pivotal trial, which launched in late 2009 to assess the safety and efficacy of its bio-engineered skin substitute Dermagraft® in healing venous leg ulcers, a market opportunity estimated at $600 million annually. In addition, ABH announced that it is expanding its research and development efforts to further augment its existing technology and competencies into new indications and therapeutic areas. The company reported annual revenue of approximately $85 million in 2009 and remains on track to generate a 50% gain in annual revenue in 2010. Furthermore, the company continues to self-fund its own growth in line with increasing demand for Dermagraft for diabetic foot ulcers (DFUs). Annual incidence of DFUs in the U.S. is approximately 800,000, representing an addressable market of more than $1 billion. ABH is aggressively expanding its U.S. commercial sales force and exploring new applications of its products in domestic and international markets. Safeguard has deployed $10.8 million of capital in ABH since February 2007 and has a 28% primary ownership position.

Alverix, Inc. produces novel, handheld and pocket-sized medical diagnostic instruments that enable central laboratory-quality results to be achieved in the physician offices, laboratory outreach locations, retail clinics and homes where test information is critical to patient care. During the quarter, Alverix named Ric Tarbox CEO of the company. Tarbox has more than 30 years of experience in the healthcare industry, with a proven global track record within the diagnostic and medical device segments. His experience will prove invaluable as Alverix continues to foster partnerships, develop products and commercialize its novel instrument and technology platforms. The company continues to grow its platform of partners and is awaiting FDA approval for its first instrument, which could lead to domestic sales in Q1 2011. Alverix has signed two partnerships, which represent significant potential revenue over the next five years. Safeguard has deployed $5.7 million of capital in Alverix since October 2007 and has a 50% primary ownership position.

Avid Radiopharmaceuticals, Inc., a leader in the development of molecular imaging products to enable early diagnosis and prognosis of neurodegenerative diseases, announced complete Phase III data for its amyloid imaging agent Florbetapir F18, designed to image Alzheimer’s disease pathology, at the International Conference on Alzheimer's Disease (ICAD) on July 11th. Avid said that Florbetapir met the co-primary endpoints in the Phase III Image-to-Autopsy trial to diagnose Alzheimer's disease (AD). Beta amyloid levels from positron emission tomography (PET) images in patients receiving a single IV dose of Florbetapir prior to the scan showed a significant correlation to post-mortem cortical beta amyloid levels at autopsy, and there was significant specificity for the presence or absence of beta amyloid levels on the PET images. The data included the first 35 patients to come to autopsy in the single-blind, U.S. trial. As a result, Avid has gained significant recognition by The New York Times, Bloomberg and The Wall Street Journal. A New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for Florbetapir is expected later in 2010.

Avid also announced a continuing partnership with Cardinal Health to manufacture and distribute Florbetapir F18; and the shipping of the first dose manufactured in a new partnership with Siemens Medical Solutions, USA, Inc.’s subsidiary PETNET Solutions, Inc. In addition, Avid is progressing with Phase II trials of its imaging compound for detection of Parkinson’s disease and Dementia with Lewy Bodies pathology. Avid’s compound for imaging diabetes remains in proof-of-concept Phase I trials. Safeguard has deployed $12 million of capital in Avid since May 2007 and has a 14% primary ownership position.

Cellumen, Inc., an innovator in solutions for accurate predictions of drug efficacy and safety, continues to evaluate strategic alternatives and its viability as a stand-alone entity. Safeguard has deployed $7.0 million of capital in Cellumen since June 2007 and has a 59% primary ownership position.

Clarient, Inc. (Nasdaq: CLRT), a premier anatomic pathology and molecular testing services resource for pathologists, oncologists and the biopharmaceutical industry, reported strong financial results for the quarter ended June 30, 2010. Second quarter net revenue was $28.7 million, up 21%, and test volume increased 22% from the same period in 2009. Clarient’s customer base increased by 31 new customers in the second quarter, taking its active customer base to approximately 1,300 and reflecting a better than 98% customer retention rate. Ron Andrews, Clarient’s Vice Chairman and Chief Executive Officer, said, “Our results in the second quarter are indicative of the strength of Clarient’s business model as we continue to grow revenues via new customer additions, new product introductions and increasing same store sales. Our focus on bringing a diverse spectrum of high-value technologies and services to the community pathologist is a clear differentiator from others in our space. We believe our unique model provides insulation from some of the uncertainty surrounding healthcare reform and potential reimbursement changes. Our first half momentum is a validation of this strategy as both commercial and operating elements of our business continue to perform well, posting double-digit growth in revenue and test volumes. In addition, we made solid progress in our proprietary test initiatives, improved collections metrics and achieved net income.” Days sales outstanding continued to decrease and are now 78 compared to 104 days in the second quarter of 2009. Bad debt expense declined to 10.9% of net revenue.

Clarient projects 2010 revenues to be between $108 million and $115 million, representing a year-over-year growth rate of between 18% and 25% from 2009 revenues. Safeguard holdings of Clarient common stock and warrants had a fair value of $99.5 million at the close of business July 28, 2010, versus $93.7 million at June 30, 2010. Safeguard owns 27% of Clarient outstanding common shares on an as-converted basis.

Garnet BioTherapeutics, Inc. is a clinical-stage regenerative medicine company focused on developing cell-based therapies that accelerate healing and reduce scarring and inflammation in cosmetic wounds, which represents an addressable market of $850+ million annually in the U.S. The company’s lead product candidate GBT009, is currently in Phase II clinical trials, which will assess the safety and efficacy of GBT009 for the treatment of incisional wounds following breast reconstruction surgery. The GBT009 product gives off a variety of pro-regenerative growth factors and cytokines which help repair damaged tissue and reduce inflammation, ultimately augmenting the body’s ability to heal it itself. Garnet is also working on the development of products based on GBT009 for use in orthopedic applications. Safeguard has deployed $4.0 million since November 2008 for a 31% primary ownership position.

Molecular Biometrics, Inc. is developing novel clinical diagnostic tools for applications in personalized medicine. Its lead product, ViaMetrics-E™, a rapid, non-invasive procedure designed to enhance in vitro fertilization (IVF) outcomes, is now commercially available in Australia, Japan, the U.K., Ireland, Spain, Italy, Turkey and Greece. Addressing a global IVF market estimated at $10 billion annually, ViaMetrics-E is designed to aid in the identification of embryos having the greatest reproductive potential, thus improving IVF pregnancy rates, and ultimately reducing the number of embryos transferred during an IVF cycle, along with the complications and healthcare costs that accompany multiple births. Molecular Biometrics expects to launch the product in other countries in Europe and Asia later this year. An FDA trial is ongoing to pursue marketing clearance for the U.S. Safeguard has deployed $10.0 million of capital since September 2008 for a 35% primary ownership position.

NuPathe Inc. has filed a registration statement on Form S-1 with the Securities and Exchange Commission in preparation for its initial public offering of common stock. Leerink Swann and Lazard Capital Markets are the lead underwriters for such offering. The specialty pharmaceutical company is focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, including neurological and psychiatric disorders. NuPathe’s most advanced product candidate — ZelrixTM — is a single-use transdermal sumatriptan patch being developed for the treatment of acute migraine. Safeguard has deployed $14.7 million of capital in NuPathe since September 2006 and has a 23% primary ownership position.

Quinnova Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops and markets novel delivery platform-based prescription dermatology drugs. Quinnova uses a “reformulation strategy” to deliver previously approved, safe and effective pharmaceutical ingredients in patent-protected systems, shortening development times. The company’s product lineup treats several skin disorders, including dermatitis, fungal infection, psoriasis and acne. Its 2010 revenues are expected to increase by over 35% in comparison to 2009. A 2011 NDA submission is planned for Econazole, an antifungal cream that is currently in Phase III clinical trials. Safeguard has deployed $5.6 million in Quinnova since October 2009 and has a 26% primary ownership position.

Tengion Inc. (Nasdaq: TNGN) is a clinical-stage, organ-regeneration company with products for urologic, vascular and renal regeneration based on its proprietary Autologous Organ Regeneration Platform™. Its April IPO raised $30 million. A Phase I clinical trial is underway for Tengion’s lead product candidate, Neo-Urinary Conduit™ for bladder-cancer patients requiring a urinary diversion after bladder removal. Tengion also has applied its technology in two Phase II clinical trials for its patented Neo-Bladder AugmentTM for neurogenic bladders. The company also plans to report preclinical results for its Neo-Kidney AugmentTM, a product being developed for patients with renal failure, later in 2010. Safeguard has deployed $9.0 million in Tengion since October 2008 and owns 5% of Tengion’s outstanding common shares.

TECHNOLOGY PARTNER COMPANIES HIGHLIGHTS

Advantedge Healthcare Solutions, Inc. (AHS) is among the nation’s 15 largest medical billing firms using proven, proprietary software to deliver outsourced billing solutions to hospital-based physician groups, large office-based medical practices and surgery centers. AHS’ state-of-the-art technology efficiently collects financial information and speeds the reimbursement of third-party claims and patient payments, enabling physicians to maximize revenue and decrease their billing and practice management costs. AHS continues to gain meaningful scale through organic growth and strategic acquisitions and expects its 2010 revenues to increase by over 75% in comparison to 2009. Safeguard has deployed $13.5 million of capital in AHS since November 2006 and holds a 40% primary ownership position.

Authentium, Inc. develops security software and services to protect consumers in a connected world. This week, Authentium announced it has signed a definitive agreement to sell its Command antivirus solution to a subsidiary of Commtouch® (Nasdaq: CTCH) for approximately $4.6 million, plus an additional earn-out, which may bring the total amount to approximately $8 million. The asset sale reflects Authentium’s objective to focus on its identity-theft prevention product SafeCentralTM, which protects e-commerce transactions through an end-to-end, secured online environment. SafeCentral is available to consumers through various ISP partnerships as well as through a partnership with Trend Micro. Safeguard has deployed $9.3 million of capital in Authentium since April 2006 and holds a 20% primary ownership position.

Beyond.com, Inc. is the largest network of niche career communities, providing access to thousands of top-tier industry and local websites across the U.S. and Canada. Beyond.com attracts niche audiences of job seekers, professionals, employees and advertisers and delivers targeted and highly relevant results through a multitude of online media and advertising models, including recruitment advertising, email marketing, banner advertising and other lead generation vehicles. The Beyond.com Network of websites accounts for more than 11 million resumes and powers portals for some of the Internet’s best-known and well-established career brands and media publishers. The online job-search market is consolidating and Beyond.com is exploring growth opportunities through acquisition. Safeguard has deployed $13.5 million of capital in Beyond.com since March 2007 and holds a 38% primary ownership position.

Bridgevine, Inc. is an Internet marketing company that enables consumers to compare and purchase digital services online, including Internet, phone, VoIP, TV, wireless, music and entertainment. Bridgevine leverages its proprietary technology platform to acquire leads through numerous sources, including search, e-tail and retail, and then offers a bundle of services from its growing base of participating merchants. The company has expedited more than 8 million transactions, which has generated more than $1 billion in incremental revenue through expanding partnerships, products and services. Bridgevine’s advertising partners include Comcast, AT&T, Charter, Real Networks, Vonage, Netflix, Qwest, Time Warner and Verizon. Safeguard has deployed $10 million of capital in Bridgevine since August 2007 and holds a 23% primary ownership position.

MediaMath, Inc. is an enterprise-class digital media buying platform whose automated buying and dynamic reporting provides advertising agencies with access to billions of daily impressions, and the data and powerful analytics necessary to make the best use of them. The company was first to market with its technology in 2007 and continues to build on its advantage. Last week, the company announced the launch of its more robust, streamlined enterprise-class media buying platform ― TerminalOne™ (T1). Amid hundreds of notable upgrades, including deep optimization enhancements and a more robust reporting and analytics engine, T1 now boasts a full-feature self-service user interface that allows marketers to directly manage campaigns according to specific client objectives. Today, MediaMath is employed by agencies and advertisers on many of America’s leading brands including: 3 of the top 5 banks/financial services firms; 4 of the top 10 hotel brands; 2 of the top 5 U.S. auto insurers; 2 of the top 5 media companies; and 2 of the top 5 packaged goods manufacturers. MediaMath had a strong first half of 2010, and is currently ahead of its 100% revenue growth plan.

As a result of its continued growth and success, MediaMath was recently named to the 2010 AlwaysOn Global 250 Top Private Companies list, which represents the top emerging companies in the Global Silicon Valley that are demonstrating significant market traction and pursuing game-changing technologies in on-demand computing, digital media, and greentech. This recognition falls on the heels of being named to the OnMedia Top 100 earlier this year, AlwaysOn's annual listing of the hottest emerging companies in digital advertising. Safeguard deployed $6.7 million in July 2009 and holds a 17% primary ownership position.

Portico Systems, Inc. offers software and services to health insurance providers that help reduce administrative, medical and IT costs; shorten the cycle for launching new products and services; and comply with federal privacy regulations. Company revenues have grown at double-digit rates over each of the past five years. Through recent acquisitions and contracts with global healthcare companies including CIGNA and MMM Holdings, Portico now serves more than 35 healthcare customers with 42 million members annually. Safeguard has deployed $9.3 million of capital in Portico since August 2006 and holds a 45% primary ownership position.

Swaptree, Inc. is an Internet-based business that enables users to trade books, CDs, DVDs and video games using its proprietary trade-matching software. Swaptree’s innovative model has gained significant media attention, growing its registered user base more than 15x since becoming a Safeguard partner company. In 2009 alone, Swaptree members conducted more than 1 million swaps on the site; saved members $5,549,058; and enabled members to reduce their carbon footprint by 5,011,078 pounds, in total. In line with its commitment to “lead the Swap Movement,” Swaptree recently announced to its user base that it acquired the domain Swap.com. The company’s goal is to build the world’s biggest swapping site, expand its swapping capabilities to more categories beyond media and to provide its users with a “one-stop swapping” website. Safeguard has deployed $8.1 million of capital in Swaptree since July 2008 and holds a 47% primary ownership position.

SAFEGUARD SCIENTIFICS SECOND QUARTER 2010 CONFERENCE CALL
Please call at least 10 minutes prior to call to register.

Date: Thursday, July 29, 2010

Time: 9:00 am EDT

Webcast: www.safeguard.com/results

Conference ID#: 85836033

Call-in Number: 877-640-9871
(International) +914-495-8549

Replay Number: 800-642-1687
(International) +706-645-9291
Replay available through August 30, 2010 at 11:59 pm EDT

Podcast: www.safeguard.com/podcast
Available approximately 24 hours after the conclusion of the earnings call

Speakers: President and CEO, Peter J. Boni; Senior Vice President and CFO, Stephen T. Zarrilli

Format: Discussion of second quarter 2010 financial results followed by Q&A.

UPCOMING EVENTS IN 2010

  Wall Street Research Small Cap Conference VI Conference (August 12, New York, NY)
  Rodman & Renshaw Annual Global Investment Conference (September 13-15, New York, NY)
  Safeguard Scientifics Investor Day 2010 (October 5, New York, NY)
  The World MoneyShow Toronto (October 20-22, Toronto, Canada)
  TechAmerica’s 40th Annual “AeA Classic” Financial Conference (November 8, San Diego, CA)

For more information, please contact IR@safeguard.com.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals, and technology companies in Internet / New Media, Financial Services IT and Healthcare IT with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com or our blog at blog.safeguard.com.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2010	2009

Assets
Cash and cash equivalents and marketable securities	$69,360	$106,413
Restricted cash equivalents - current	4,797	-
Other current assets	7,227	7,476
Total current assets	81,384	113,889
Ownership interests in and advances to companies	173,728	167,387
Available-for-sale securities	2,192	-
Restricted cash equivalents - non-current	14,257	-
Other	1,014	823
Total Assets	$272,575	$282,099

Liabilities and Equity
Convertible senior debentures - current	$31,289	$-
Other current liabilities	6,727	7,906
Total current liabilities	38,016	7,906
Other long-term liabilities	5,201	5,461
Convertible senior debentures - non-current	44,347	78,225
Total equity	185,011	190,507
Total Liabilities and Equity	$272,575	$282,099

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenue	$-	$11,647	$-	$34,839
Operating expenses	4,910	15,828	9,743	41,883
Operating loss	(4,910)	(4,181)	(9,743)	(7,044)
Other income (loss), net interest and equity loss	7,835	150,421	(9,104)	143,894

Net income (loss) from continuing operations before income taxes	2,925	146,240	(18,847)	136,850
Income tax benefit	-	14	-	14
Net income (loss) from continuing operations	2,925	146,254	(18,847)	136,864
Income from discontinued operations, net of tax	-	-	-	1,500
Net income (loss)	2,925	146,254	(18,847)	138,364

Less: Net (income) loss attributable to noncontrolling interest	-	(24)	-	(1,163)
Net Income (loss) attributable to Safeguard Scientifics, Inc.	$2,925	$146,230	$(18,847)	$137,201

Basic income (loss) per share:
Net income (loss) from continuing operations attributable to Safeguard Scientifics, Inc. common shareholders	$0.14	$7.21	$(0.92)	$6.72
Net income from discontinued operations attributable to Safeguard Scientifics, Inc. common shareholders	-	-	-	0.04

Net income (loss) attributable to Safeguard Scientifics, Inc. common shareholders	$0.14	$7.21	$(0.92)	$6.76

Diluted income (loss) per share:
Net income (loss) from continuing operations attributable to Safeguard Scientifics, Inc. common shareholders	$0.13	$6.56	$(0.93)	$6.16
Net income from discontinued operations attributable to Safeguard Scientifics, Inc. common shareholders	-	-	-	0.04

Net income (loss) attributable to Safeguard Scientifics, Inc. common shareholders	$0.13	$6.56	$(0.93)	$6.20

Weighted average shares outstanding:
Basic	20,529	20,295	20,461	20,284
Diluted	21,417	22,387	20,461	22,328

Amounts attributable to Safeguard Scientifics, Inc. common shareholders:
Income (loss) from continuing operations	$2,925	$146,230	$(18,847)	$136,306
Income from discontinued operations	-	-	-	895
Net income (loss) attributable to Safeguard Scientifics, Inc.	$2,925	$146,230	$(18,847)	$137,201

Safeguard Scientifics, Inc.
Segment Results from Continuing Operations
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenue
Life Sciences	$-	$11,647	$-	$34,839
Technology	-	-	-	-
Total Segment Results	$-	$11,647	$-	$34,839

Operating Income (Loss) from Continuing Operations (a)
Life Sciences	$-	$122	$-	$1,621
Technology	-	-	-	-
Total Segment Results	-	122	-	1,621
Other Items (c)	(4,910)	(4,303)	(9,743)	(8,665)
	$(4,910)	$(4,181)	$(9,743)	$(7,044)

Net Income (Loss) from Continuing Operations (b)
Life Sciences	$11,302	$152,492	$4,897	$150,377
Technology	(2,339)	(1,366)	(4,021)	(3,445)
Total Segment Results	8,963	151,126	876	146,932
Other Items (c)	(6,038)	(4,872)	(19,723)	(10,068)
Net Income (Loss) from Continuing Operations	$2,925	$146,254	$(18,847)	$136,864

(a) Operating Income (Loss) from Continuing Operations represents the revenue less operating expenses of each segment, and excludes any allocation to noncontrolling interest.

(b) Net Income (Loss) from Continuing Operations includes the net results of each segment, including other income (loss), net interest and equity loss and excludes any allocation to noncontrolling interest.

(c) Other Items includes corporate expenses, income taxes, and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 17 active partner companies, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our equity and cost method partner companies and other holdings. Carrying value of a partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies.

	June 30,
	2010

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity Method and Cost Method Partner Companies	$74,697	$140,315
Other holdings	5,332	34,156
	80,029	$174,471

Fair Value Method	93,699

	$173,728

Available-For-Sale Securities	$2,192

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave
Vice President, Business Development and Corporate Communications
610-975-4952